Exhibit 99.1

        GLOBAL PAYMENT TECHNOLOGIES, INC. ANNOUNCES THAT STEPHEN KATZ HAS
                       RESIGNED AS CHIEF EXECUTIVE OFFICER

HAUPPAUGE, N.Y. March 19, 2003--Global Payment Technologies, Inc. (NASDAQ
Symbol: GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage, and vending industries, announced today that Stephen Katz has resigned as the Company's Chief Executive Officer effective immediately.

As a result, Martin H. Kern, a director of GPT since March 1998, has been appointed to serve as acting Chief Executive Officer until a new CEO is hired. During this interim period Mr. Kern will manage the operations of GPT and will lead the search both internally and externally for a new CEO. Mr. Katz has agreed to continue as Chairman of GPT until the orderly transition is completed and has determined not to seek nomination as a director at the annual meeting of stockholders. GPT further announced that it is seeking to expand its Board of Directors and that the Board will set a date for the annual meeting of stockholders as soon as its search has been completed in the near term.

Mr. Katz stated, "This transition will allow me to spend more time with my family and other interests, including my responsibilities as Chairman of the Board and Chief Executive Officer of Cellular Technical Services Co., Inc., a Seattle based corporation."

Martin H. Kern stated, "GPT wishes Stephen Katz well in his future endeavors and thanks him for leading GPT over the past seven years and developing the Company into a truly diversified and global entity."

About Global Payment Technologies, Inc.
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Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the risks that GPT's current and future products may contain errors or defects that would be difficult and costly to detect and correct; dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; possible risks of product inventory obsolescence; potential difficulties in manufacturing operations; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on a limited base of customers for a significant portion of sales; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in Securities and Exchange Commission filings.